Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of December 26, 2003 and December 27, 2002, and for each of the three years in the period ended December 26, 2003, and have issued our report thereon dated March 1, 2004, which expresses an unqualified opinion and includes an explanatory paragraph for the change in accounting method in 2002 for goodwill amortization to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Such consolidated financial statements and our report thereon are incorporated by reference in Part II, Item 8, “Financial Statements and Supplementary Data,” of this Annual Report on Form 10-K.

We have also previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of Merrill Lynch as of December 28, 2001, December 29, 2000 and December 31, 1999 and the related consolidated statements of earnings, changes in stockholders’ equity, comprehensive income and cash flows for the years ended December 29, 2000 and December 31, 1999 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. (Our report on the 1999 consolidated financial statements included an explanatory paragraph for the change in accounting method in 1998 for certain internal-use software development costs to conform with Statement of Position 98-1.) In our opinion, the information set forth in Exhibit 12 under the captions “Ratio of Earnings to Fixed Charges” and “Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends” for each of the five years in the period ended December 26, 2003, included in this Annual Report on Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

New York, New York
March 1, 2004